Form of Amendment to Participation Agreement

This AMENDMENT is entered into as of                     , by and between                                      (“TRUST”), a business trust organized under the laws of                                                          ,                                          (“ADVISER”), a limited liability company organized under the laws of the State of                 ,                                                           (“DISTRIBUTOR”), a limited liability company organized under the laws of the State of                             , and THE NORTHWESTERN MUTUAL LIFE INSURANCE LIFE COMPANY (“LIFE COMPANY”), a life insurance company organized under the laws of the State of Wisconsin.

WHEREAS, LIFE COMPANY, pursuant to a Fund Participation Agreement (as defined below), purchases Shares of certain Funds of the TRUST on behalf of its Separate Accounts to fund certain variable life insurance and/or variable annuity contracts issued by LIFE COMPANY (“Contracts”); and

WHEREAS, ADVISER, DISTRIBUTOR, TRUST, and LIFE COMPANY (each a “Party” and, together, the “Parties”) seek to enter into this Amendment to make changes to the Participation Agreement in order to permit the Parties to deliver the TRUST’s summary prospectuses pursuant to the requirements of Rule 498 (“Rule 498”) under the Securities Act of 1933, as amended (the “1933 Act”)

NOW, THEREFORE, in consideration of the mutual covenants herein contained, which consideration is full and complete, ADVISER, DISTRIBUTOR, TRUST and LIFE COMPANY hereby agree as follows:

1.	Definitions. Unless otherwise noted, terms used in this Amendment shall have the same meaning as in the Participation Agreement. For purposes of this Amendment:

a.	The term “Fund” shall mean any series of beneficial interest of the TRUST.

b.	The term “Fund Documents Web Site” shall mean the Web site maintained by the TRUST or its agent where Contract Owners and prospective Contract Owners may access the Summary Prospectus in compliance with Rule 498.

c.	The term “Participation Agreement” shall mean the Fund Participation Agreement entered into by and among the TRUST, ADVISER, DISTRIBUTOR and LIFE COMPANY on and any future amendments thereto.

d.	The term “Statutory Prospectus” shall mean a prospectus that satisfies the requirements of section 10(a) of the 1933 Act.

e.	The term “Summary Prospectus” shall mean a prospectus described in paragraph (b) of Rule 498.

f.

The term “Applicable Law” shall mean the Federal Securities Laws as defined in Rule 38a-1(e)(1) under the 1940 Act, any rules promulgated under such Federal Securities Laws, and any applicable guidance received from the SEC or from the staff of the SEC (the “SEC Staff”) thereunder. As used herein, the phrase “any applicable guidance received from the SEC or from the SEC Staff thereunder” shall refer only to published no-action relief, interpretative guidance, exemptive orders or final rulemaking guidance, but shall specifically exclude oral statements, speeches or informal guidance that may be provided by the SEC or the SEC Staff from time to time. The term “Applicable Law” also includes any state laws, rules and regulations that may apply to this Amendment.

2.	Use of Summary Prospectus.

a.	The LIFE COMPANY may not alter any material provided by the TRUST,the ADVISER or the DISTRIBUTOR pursuant to this Section without the prior written consent of the TRUST or the ADVISER or the DISTRIBUTOR.

b.	Except as provided below in this Section 2.b., the LIFE COMPANY shall deliver (or arrange for delivery of) a Summary Prospectus for each Fund in compliance with Rule 498, including but not limited to the greater prominence provisions, and allocation of expenses for delivery shall be under the same terms and circumstances agreed to in the Participation Agreement. The LIFE COMPANY, in its sole discretion, reserves the right to deliver the Statutory Prospectus in place of the Summary Prospectus.

c.	The LIFE COMPANY may, in its sole discretion, bind or bundle together the Summary Prospectuses or Statutory Prospectuses for the Funds with Summary Prospectuses and Statutory Prospectuses for other investment options under the Contract and the Contract Prospectus(es) (all together, “Bound Volume”) as long as such binding or bundling is done in compliance with Applicable Law, including Rule 498 and any applicable guidance received from the SEC or from the SEC Staff thereunder. If a Summary Prospectus is delivered, this provision shall supersede applicable provisions in the Participation Agreement regarding bundling of prospectuses.

d.	The LIFE COMPANY shall be permitted, but not required, in its sole discretion, to post a copy of the TRUST’s Statutory Prospectuses and/or Summary Prospectuses on the LIFE COMPANY’s Web site.

e.	The TRUST shall maintain the Fund Documents Web Site in compliance with the applicable requirements of Rule 498.

f.	Any web site address provided in the Summary Prospectus shall be specific enough to lead Contract Owners or prospective Contract Owners directly and exclusively to the Summary Prospectus that is dedicated for use by the LIFE COMPANY’s Contract Owners and the Fund Documents Web Site shall not furnish a hyperlink to any other web site address unrelated to the Summary Prospectus.

g.

If at any point the TRUST determines that it no longer wishes to utilize the Summary Prospectus delivery option, the TRUST must provide the LIFE COMPANY with at least sixty (60) days advance written notice of this intent so that the LIFE COMPANY can arrange to deliver a Statutory Prospectus in place of a Summary Prospectus in compliance with this Amendment, and to reprint any Bound Volume required to be delivered. After the termination of any notice period provided to the LIFE COMPANY pursuant to this paragraph, the TRUST shall continue to maintain the Fund Documents Web Site in compliance with the requirements of this Amendment and Rule 498 for a minimum of 90 days, in order to comply with Rule 498(e)(1); provided, however, upon sixty (60) days prior notice to the LIFE COMPANY, the TRUST may discontinue maintenance of the Fund Documents Web Site and will be released from all related obligations regarding the Fund Documents Website described herein. In the event the LIFE COMPANY desires to maintain the Fund Documents Web Site going forward, the TRUST and the LIFE COMPANY shall enter into a written agreement specifying the terms of such arrangement.

3.	Response to Requests for Additional Fund Documents. The TRUST, ADVISER and DISTRIBUTOR or appropriate affiliates will be responsible for compliance with the provisions of Rule 498(f)(1) regarding Contract Owner requests for additional Fund Documents and shall respond to the requests with the most recent TRUST documents, including any appropriate supplements.

4.	Representations and Warranties.

a.	The TRUST, ADVISER and the DISTRIBUTOR represent and warrant the following as of the date hereof and for as long as this Amendment is in effect and valid:

i.	Each shall comply with the requirements of Rule 498 and applicable guidance received from the SEC or from the SEC Staff thereunder in connection with the offer and sale of Fund Shares as specified and delegated in this Amendment.

ii.	Any Summary Prospectus provided by the TRUST to the LIFE COMPANY pursuant to this Amendment and the hosting of such Summary Prospectuses on the Fund Documents Website shall comply with the requirements of Rule 498 and applicable guidance received from the SEC or from the SEC Staff thereunder.

b.	The LIFE COMPANY represents and warrants the following as of the date hereof and for as long as this Amendment is in effect and valid:

i.	It shall comply with the requirements of Rule 498 and applicable guidance received from the SEC or from the SEC Staff thereunder in connection with the binding, bundling and delivery of the Summary Prospectuses for the Funds and any other duties or obligations assumed in this Amendment.

ii.	It has reasonable policies and procedures in place to ensure that it can appropriately meet its obligations under this Amendment.

5.	Indemnification. The parties agree that the indemnification provisions in the Participation Agreement will apply to the terms of this Amendment, as applicable.

6.	Term and Termination.

a.	This Amendment shall become effective as of the date the TRUST is available in the Contracts and shall remain in effect unless specifically terminated as provided below.

b.	This Amendment may be terminated at any time, without the payment of any penalty, by mutual agreement of the parties in writing. This Amendment will terminate automatically upon the termination of the Participation Agreement.

7.	Rules of Construction. The parties agree that all other provisions of the Participation Agreement will apply to the terms of this Amendment, as applicable. To the extent the terms of this Amendment conflict with the terms of the Participation Agreement, the terms of this Amendment shall control. This Amendment shall not be construed as amending any of the terms and conditions in any administrative services agreement, 12b-1 agreement or related agreement, Servicing Agreement or other similar agreement between the Parties.

IN WITNESS WHEREOF, each of the Parties hereto has caused this Amendment to be executed in its name and on its behalf by its duly authorized representative and its seal to be hereunder affixed hereto as of the date first set forth above.

By:	By:
Name:	Name:
Title:	Title:

THE NORTHWESTERN MUTUAL LIFE INSURANCE COMPANY

By:	By:
Name:	Name:
Title:	Title:

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